Exhibit (d)(2)(a)

Amendment dated August 12, 2015 to Schedule A to the

Investment Advisory Agreement dated February 23, 2012,

as amended and restated as of March 1, 2013,

by and between EGA Emerging Global Shares Trust and

Emerging Global Advisors, LLC (the “Agreement”)

WHEREAS, the parties wish to amend the Agreement to replace Schedule A.

NOW THEREFORE, the parties to the Agreement hereby agree as follows:

Schedule A to the Agreement, as amended to date, is hereby replaced in its entirety with the attached Schedule A.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of August 12, 2015.

Emerging Global Advisors LLC		EGA Emerging Global Shares Trust

By:	/s/ Robert C. Holderith	By:	/s/ Robert C. Holderith

Name:	Robert C. Holderith	Name:	Robert C. Holderith
Title:	President	Title:	President

Schedule A to the

Investment Advisory Agreement dated February 23, 2012,

as amended and restated as of March 1, 2013, by and between

EGA Emerging Global Shares Trust and Emerging Global Advisors, LLC

Fund	Effective Date	Fee
EGShares Emerging Markets Core ETF	August 23, 2012	0.70%
EGShares Blue Chip ETF	February 13, 2014	0.60%
EGShares Asia Consumer Demand ETF	July 1, 2013	$0-1,000,000,000: 0.85% $1,000,000,001-$2,000,000,000: 0.75% $2,000,000,001 and up: 0.65%
EGShares EM Core ex-China ETF	August 12, 2015	0.70%
EGShares EM Equity Value ETF	February 26, 2015	0.85%